Exhibit 99.1
D I A M O N D O F C A L I F O R N I A
The World Leader in Culinary and Inshell
September 13, 2005
Dear Diamond Growers,
As we enter into the 2005 walnut harvest season, we would like to provide you with an update on the Diamond business and activities to date.
2005 Walnut Crop
The California Agricultural Statistics Service (CASS) released the objective state estimate on September 1st, projecting a California walnut crop size of 340,000 tons. The state crop estimate is 5% larger than last year’s final crop of 325,000 tons and is projected to be the largest crop in history. There are several quality attributes of this crop that we are preparing to address as we are launching our marketing campaign for the 2005 season. Most notably, the challenges are related to the smaller average size of the nuts and the increase of sunburn and shriveled kernel due to the excessive heat during the July and August growing period. Last year, in some areas, the walnut industry experienced approximately 20 days that exceeded 100 degrees Fahrenheit, while this year the number of days exceeding 100 degrees approached 40 days. The smaller nut size will present a challenge, as most inshell customers prefer jumbo-sized nuts. As it relates to quality of the shelling pool, the impact of sunburn and insect damage will be difficult to determine until we have received and shelled the crop.
On Monday, September 12th, Diamond announced opening prices for international inshell nuts at $1.05 per pound for jumbo inshell walnuts. We have elected to open at this price, in part due to the limited supply of jumbo inshell nuts, as well as the general market environment in the competitive nut industry.
2004 Walnut Crop
As we advised you during the conversion process, Diamond has closed the 2004 walnut crop and will be paying growers on a cooperative crop pool basis. Diamond’s overall average price will be $.70 a pound, which compares to the average reported price paid by walnut processors of $.675 per pound (CASS estimate released July 2005). The final payment will be paid on December 2, 2005. The following table represents the average payment by major variety for the 2004 crop:

Variety	Top 10%	Average
Chandler	86.1	76.1
Tulare	83.9	74.5
Serr	88.2	73.9
Howard	83.4	73.1
Hartley	74.7	69.3
Sunland	80.9	69.0
Ashley	72.4	65.9
Vina	71.4	64.5
Payne	73.0	62.4

1050 South Diamond Street • Stockton, CA 95205-7087 Tel: 209•467•6000 Fax: 209•467•6709 www.diamondnuts.com

New Grower Walnut Delivery Tracking System
This year Diamond has purchased and installed a new walnut grading and payment system which will allow Diamond growers to view on-line information regarding their deliveries on the Diamond website (www.diamondnuts.com). We hope this service will allow growers to secure better real-time information, which may be of value as they deliver the crop to maximize their quality. We are currently completing the final tests on the system, which will be accessible to growers in October. We will send a detailed letter explaining how to access this system in the next few weeks.
Diamond Business Update
 Diamond’s net sales for the fourth quarter increased by 39 percent to $97.7 million compared with $70.2 million for the fourth quarter of 2004. Net sales for the fiscal year ended July 31, 2005 increased by 29 percent to $463.0 million compared with $359.7 million for fiscal year 2004. In the fourth quarter, net sales to North American retail customers increased 40 percent, reflecting increased volumes in all of Diamond’s major customer channels and growth of the Emerald of California branded snack products, which were introduced nationally in August 2004.
Unaudited net sales by product lines were (in thousands):

	Year ended July 31st		Quarter ended July 31st
	2005	2004	2005	2004
Culinary	$164,183	$141,963	$31,342	$25,434
Snack	21,559	7,105	7,348	2,509
In-shell	42,780	38,383	1,330	555
Total North American Retail	228,522	187,451	40,020	28,498
North American Ingredient	107,029	70,991	31,330	20,274
International	122,514	96,312	25,099	20,053
Other	4,483	4,929	1,220	1,365
Total	$462,548	$359,683	$97,669	$70,190
We are pleased with the continued progress of the business. We continue to post additional information regarding the company’s financial performance on our investor relations section of our website (www.diamondfoods.com), where you can also sign up to receive regular e-mail updates as new information is available.
Diamond Conversion Process
Last week we mailed statements to growers representing their equity position in Diamond Foods as well as cash payment to those growers who elected to receive cash payment as a part of the conversion process. Due to the success of the IPO, we were able to conclude the IPO at a price of $17 per share, as well as issue growers an additional 13.5% more stock than in the initial allocation.
2005 Walnut Crop Delivery Payment
The first delivery payment on the 2005 crop will be mailed on approximately September 23, 2005. This payment will be calculated at the following anticipated average rates per inshell pound:

Hartley Inshell Qualified	37.0 cents
Other Inshell Qualified	32.5 cents
Shelling Pool Average	24.5 cents
The delivery payment rate on the shelling pool is set to average 24.5 cents per pound. Factors such as edible yield percent, color, insect damage, and quality bonuses will determine the actual amount of each grower’s shelling payment.
We wish you the best of luck as we enter the harvest season and look forward to the opportunity to visit with you at the December grower meetings.
Best regards,
Michael J. Mendes
President/CEO

“Safe Harbor Statement”: Our future plans and prospects, which are “forward-looking statements” are subject to risks and uncertainties. A variety of factors could affect our current expectations and our actual results, including demand for our products, fluctuations in availability and price of raw materials and competition in our markets. A detailed discussion of factors and other risks that affect our business is contained in our SEC filings, including under the heading “Risk Factors” in our Registration Statement on Form S-1. Copies of these filing are available online from the SEC or by contacting Diamond’s Investor Relations representatives at (415) 896-6820.